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                                                                   Exhibit 10.65

[SCHEIN LETTERHEAD]

December 1, 1999

Mr. Don Britt
10 Riders  Run
Newtown Square, PA 19073


Dear Don:

It is my pleasure to extend to you an offer of employment as a key member of the senior management team. Martin Sperber and the senior management leadership at Schein believe you will make a substantial contribution to the future success of the company. The specifics of your offer are described below.

TITLE: Your title will be Senior Vice President of Quality.

REPORTING RELATIONSHIP: You will report to Martin Sperber, Chairman and CEO of Schein.

BASE SALARY: Your base salary will be $ 350,000 per annum, subject to increase, not reduction, from time to time.

BONUS: You will be eligible to receive an annual discretionary bonus with a target award of 30 % of base salary with a range of 0-60% of base salary. This bonus plan is based on both the performance of the Company and the completion of certain agreed upon goals. For calendar year 2000 you will be eligible to receive a bonus in the range of $100,000 to $300,000 should you meet certain mutually agreed upon goals negotiated between you and Martin Sperber.

ADDITIONAL COMPENSATION: You will receive additional compensation in the amount of $300,000 earned and payable as follows. The first payment of $104,000 will be paid during your first week of employment with the Company. If you voluntarily leave the Company to accept employment elsewhere prior to the end of the first year of employment, you will repay the Company the first payment. The second payment of $100,000 will be paid on the first anniversary of your employment. The third and final payment of $96,000 will be paid on the second anniversary of your employment. In the event that you voluntarily leave the company prior to any payment date, you will lose the remaining unpaid balance. If, on the other hand, prior to the end of the second year your employment is terminated for any reason whatsoever (including death or permanent disability), other than your voluntarily terminating employment without

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cause or by the  Company  for  cause,  the  Company  will pay you the  remaining balance. Upon a change in control of the Company, the entire remaining balance of the additional compensation will be paid by the Company to you.

EMPLOYMENT CONTRACT: The Company will offer you an Employment Contract which specifies initial salary, benefits and title, including a two year severance benefit for termination without cause including base salary, target bonus and immediate vesting of all unvested stock options. A reduction in salary or job status will also trigger termination of employment benefits.

If there is a change in control and you are terminated or choose not to remain with the Company, you will receive a payment equal to two years base salary and target bonus. In addition, all options will immediately vest.

COMPANY CAR: The Company will lease you an automobile with a negotiated sticker price up to $40,000. The Company will reimburse you for all normal operating costs including insurance, gas, regular maintenance and repairs. If you choose, the Company will provide you with a monthly stipend of $1,381, which will allow you to obtain a car outside the program. To qualify for the monthly stipend, the Company will require you to maintain a minimum of one million dollars in liability coverage.

 LONG TERM INCENTIVE PLAN: The Company maintains a Stock Option Plan. You will receive an initial grant of 65,000 fair market options with the price fixed on your first day of work. In addition, the Company will also grant you 65,000 below market options with a grant price of 50% of the fair market value price on your first day of work. Options granted under the Schein Pharmaceutical Stock Option Plan carry a three-year vesting formula and a ten-year term.

RETIREMENT PLAN: The Company has a defined contribution plan and a 401(k). Annually, the Company makes a discretionary contribution to the Retirement Plan. In recent years that discretionary contribution has been 5% of eligible compensation. The Company contribution vests over seven years.

In addition to the ERISA plans described above, the Company offers officers a Supplemental Retirement Plan that contributes 7% of compensation above the eligible ERISA maximum compensation of $150,000. This contribution is in the form of an unfunded deferred account which is governed by the same vesting formulas as the Retirement plan. The balance in this Plan is credited with 8% interest per year.

COMPANY BENEFITS: You are eligible for the Company's full benefit program. You will be eligible to accrue vacation eligibility at the rate of four weeks per year

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RELOCATION: Your relocation package covers the marketing, sale and if necessary, the purchase of your home in Pennsylvania by the Company, the closing costs associated with the purchase of a home in close proximity to Florham Park, NJ, temporary living and transportation of your household effects from Pennsylvania to the above mentioned proximity. Your relocation expense will be eligible for tax assistance as per Company policy.

For a period of three years from your date of hire the Company will provide you a furnished apartment including utilities and a washer/dryer in close proximity to the Florham Park, NJ, corporate headquarters.

Our relocation services are managed by Relocation Solutions, Inc. They will assist in the sale of your existing home if necessary and the purchase/rental of your new home in New Jersey. To begin you relocation process, please call Ms. Jody O'Donnell, President of Relocation Solutions at 800/635-0303.

FINANCIAL COUNSELING: The Company offers an annual financial planning benefit that reimburses participants at the rate of 50% of eligible expenses to a maximum of $1,500 per year. Covered financial counseling services include tax preparation, investment advice and estate planning.

This offer is contingent upon a successful drug screening.

Don, we are looking forward to building a long-term relationship with you as a senior member of the leadership team at Schein. I look forward to your joining our Company.

Sincerely,

/s/ Oliver Esman

Oliver Esman
Senior Vice President, Human Resources

OE/dt

Enclosure


Accepted:   /s/ Don Britt                          12/21/99
          ---------------------              -----------------
                Don Britt                             Date

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      (b) Definition of "Cause". As used herein, "Cause" shall mean, during the
Term of this Agreement, the occurrence of any of the following:

      (1) the Executive's willful and continued failure to substantially perform his or her duties under this Agreement for the Corporation or its affiliates;

      (2) the commission by the Executive of fraud, misappropriation or intentional material damage to the property or business of the Corporation; or

      (3) the commission of a felony by the Executive.